Exhibit 10.13

Indemnification Agreement

This Amended and Restated Indemnification Agreement (this “Agreement”) is entered into as of the 1st day of August, 2005 between IDT Corporation, a Delaware corporation (“IDT”); and IDT Spectrum, Inc. (“IDT Spectrum”).

R E C I T A L S

WHEREAS, on in December, 2004 and January, 2005 (the “Transfer Date”) certain subsidiaries of IDT transferred certain assets (the “Transferred Assets”) and liabilities to IDT Spectrum and a subsidiary of IDT Spectrum;

WHEREAS, it is in IDT’s best interest to relieve IDT Spectrum from certain potential liabilities related to the such Transferred Assets and liabilities; and

WHEREAS, IDT has agreed to indemnify IDT Spectrum with respect to certain liabilities, including liabilities which have not been assigned to, or assumed by, IDT Spectrum;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IDT and IDT Spectrum hereby agree as follows:

1. Indemnification.

From and after the date hereof, IDT shall indemnify and hold harmless IDT Spectrum and its officers, directors, employees, affiliates, stockholders and controlling persons (the “Indemnified Parties”) for, and will pay to the Indemnified Parties the amount of, any losses, claims, damages (including incidental and consequential damages), expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), liabilities, judgments, fines, penalties and amounts paid in settlement of any third-party claim, and any federal, state, local or foreign taxes imposed on such Indemnified Parties as a result of the actual or deemed receipt of any payments under this Agreement, whether or not involving a third-party claim (any and all of the foregoing being referred to hereafter as “Damages”), including all interest, assessments and other charges paid or payable in connection with or in respect of such Damages, to the fullest extent permitted by law, in each case arising from the matters set forth in Schedule A hereto, whether or not such Damages were incurred prior to or after the date of this Agreement. Such payment of Damages shall be made by IDT as soon as practicable but in any event no later than ten (10) days after written demand by an Indemnified Party therefor is presented to IDT.

To the extent that IDT sells Winstar Holdings, LLC or its assets, it will use commercially reasonable efforts to ensure that any indemnification from the buyer thereof related to activities of the transferred entity or assets following the closing of such transaction inure to the benefit of the Indemnified Parties as well.

2. Damages; Indemnification Procedure.

(a) Advancement of Expenses. If any of the Indemnified Parties was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other, in each case for which it is entitled to indemnification pursuant to Section 1, or any hearing, inquiry or investigation that IDT Spectrum in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, IDT shall advance all expenses incurred by an Indemnified Party in connection therewith. The advances to be made hereunder shall be paid by IDT to such Indemnified Party as soon as practicable but in any event no later than ten (10) days after written demand by an Indemnified Party therefor to IDT.

(b) Notice/Cooperation by IDT Spectrum. Each Indemnified Party shall give IDT notice in writing as soon as practicable of any third-party claim made against such Indemnified Party for which indemnification will be sought under this Agreement. In addition, each Indemnified Party shall give IDT such information and cooperation as it may reasonably require and as shall be within such Indemnified Party’s power.

3. Termination. IDT and IDT Spectrum acknowledge that this Agreement is being entered into in anticipation of the completion of a public offering of common stock of IDT Spectrum and IDT’s desire to facilitate that process and ensure the success of that transaction. Accordingly, this Agreement and the parties’ obligations hereunder shall terminate if such offering shall not have been consummated on or prior to January 31, 2006.

4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

5. Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of IDT. IDT shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of IDT, by written agreement in form and substance satisfactory to each Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that IDT would be required to perform if no such succession had taken place.

6. Attorneys’ Fees. In the event that any action is instituted by any Indemnified Party under this Agreement or under any liability insurance policies maintained by IDT to enforce or interpret any of the terms hereof or thereof, such Indemnified Party shall be entitled to be paid all Damages incurred by such Indemnified Party with respect to such action, regardless of whether such Indemnified Party is ultimately successful in such action, and shall be entitled to the advancement of expenses with respect to such action, unless, as a part of such action, a court of competent jurisdiction over such action determines that each of the material assertions made by such Indemnified Party as a basis for such action was not made in good faith or was frivolous. In the event of an action instituted by or in the name of IDT under this Agreement to enforce or interpret any of the terms of this Agreement, each Indemnified Party shall be entitled to be paid all expenses incurred by such Indemnified Party in defense of such action (including expenses incurred with respect to Indemnitee counterclaims and cross-claims made in such action), and shall be entitled to the advancement of expenses with respect to such action, unless, as a part of such action, a court having jurisdiction over such action determines that each of such Indemnitee’s material defenses to such action was made in bad faith or was frivolous.

7. Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be effective upon the earlier of receipt or (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, or (d) one business day after the day of delivery by facsimile transmission, if deliverable by facsimile transmission, with copy by first class mail, postage prepaid, and shall be addressed if to an Indemnified Party c/o IDT Spectrum at IDT Spectrum’s address as set forth on the signature page to this Agreement, and if to IDT at the address of its principal corporate offices (attention: Legal Department) or at such other address as such party may designate by ten days’ advance written notice to the other party hereto.

8. Consent to Jurisdiction. IDT and IDT Spectrum (on behalf of itself and each other Indemnified Party) each hereby irrevocably consent to the jurisdiction of the courts of the State of New Jersey for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

9. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

10. Choice of Law. This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of the State of New Jersey, as applied to contracts between New Jersey residents, entered into and to be performed entirely within the State of New Jersey, without regard to the conflict of laws principles thereof.

11. Subrogation. In the event of payment under this Agreement, IDT shall be subrogated to the extent of such payment to all of the rights of recovery of each Indemnified Party, who shall execute all documents reasonably required and shall do all acts that may be reasonably necessary to secure such rights and to enable IDT effectively to bring suit to enforce such rights.

12. Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by all parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

13. Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

(remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first above written.

IDT CORPORATION a Delaware corporation

By:	/s/ Ira Greenstein
Name:	Ira Greenstein
Title:	President

IDT SPECTRUM, INC. A Delaware corporation

By:	/s/ John C. Petrillo
Name:	John C. Petrillo
Title:	Chairman and Chief Executive Officer

Execution Copy

SCHEDULE A

to

Indemnification Agreement

Dated as of August 1, 2005

by and between

IDT CORPORATION

and

IDT SPECTRUM, INC.

1.	The dispute between Lucent Technologies, Inc. (“Lucent”) and Winstar Holdings, LLC (together with its affiliates and subsidiaries, “Winstar’), or any of their affiliates, relating to whether or not Winstar acquired the right to use the software embedded in the Lucent switch equipment acquired by Winstar from Winstar Communications, Inc. and its various affiliates.

2.	Claims asserted by the General Services Administration arising from or related to the operations of Winstar Government Solutions LLC and its affiliates and subsidiaries, other than the operations of IDT Spectrum, Inc.

3.	Claims and potential claims from MFN Communications related to the operations of Winstar.

4.	Claims related to the ownership or operation by IDT and/or any of its affiliates of the Transferred Assets prior to the Transfer Date.

5.	Any other claim related to the operations of Winstar either prior to, or following, the date of the Agreement (unless IDT Corporation shall no longer control Winstar and the claim arises from the operation of Winstar after the cessation of IDT Corporation’s control).

6.	The transfer by Winstar of Winstar’s FCC licenses and other assets to IDT Spectrum, Inc. and any of IDT Spectrum’s subsidiaries.